UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CARDIODYNAMICS INTERNATIONAL CORPORATION

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Definitive Additional Materials for CardioDynamics International Corporation

COMPANY CONTACT:
Rhonda F. Rhyne, President
rrhyne@cardiodynamics.com
800-778-4825 Ext. 1013

CardioDynamics Provides 2007 Shareholder Meeting Update

Strong Shareholder Support for Vermed Sale

SAN DIEGO, CA—August 16, 2007—CardioDynamics International Corporation (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that the shareholder vote for the sale of Vermed is progressing well with over 50% of the necessary shareholder votes (approximately 27% of outstanding shares) already cast in favor of the Vermed sale. The ratio of votes received is running in excess of 90% for, and less than 10% against, the sale of Vermed. The annual shareholder meeting is scheduled for August 28, 2007, at 9:00 am, P.T., at the Company’s headquarters. If a shareholder has not received their proxy materials or needs a replacement, they can contact Advantage Proxy toll free at (800) 238-3410, extension 34.

Michael K. Perry, CardioDynamics’ Chief Executive Officer, stated, “In addition to the votes already received, I have spoken with a number of large shareholders who have indicated a yes vote, including Dr. Herbert Wertheim, who owns approximately 9% of the company’s outstanding shares.  I am confident we will get the required votes, but additional shareholder support is still needed.”

Dr. Herbert Wertheim, CardioDynamics’ largest individual shareholder, added, “After review of the proxy, further research and discussions with management, I support the sale of Vermed, which will allow focus and important investment into CardioDynamics core technology. ICG is a cost-effective, revolutionary technology that assists in predicting future heart failure events and is invaluable in the treatment of cardiovascular disease, from which one out of every two Americans will eventually die. CardioDynamics has a seasoned management team dedicated to making a difference in healthcare through their long-term commitment and focus on evidence-based medical studies demonstrating ICG’s clinical and cost-effectiveness benefits. Historically, I have invested in undervalued companies with innovative technologies and strong management teams, and I believe CardioDynamics fits these criteria exceptionally well.”

Perry concluded, “The Vermed team has secured the financing for the purchase and is awaiting our shareholder approval. Both organizations are looking forward to completing this transaction and maintaining a long term, mutually beneficial relationship.”

About CardioDynamics:

CardioDynamics, the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography. The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:
Except for historical and factual information contained herein, this press release contains forward-looking statements, including the Company’s ability to obtain the votes necessary to complete the sale of Vermed and the expected closing of the transaction, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K and proxy statement filed with the SEC on July 20, 2007. The Company does not undertake to update the disclosures contained in this press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioDynamics International Corporation

Date: August 16, 2007	By:	/s/ Stephen P. Loomis
Stephen P. Loomis
Chief Financial Officer